CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in Post-Effective Amendment No. 10 to the Registration Statement of The Sheffield Funds, Inc. (comprised of the Sheffield Total Return Fund and the Sheffield Intermediate Term Bond Fund) on Form N-1A under the Securities Act of 1933 (File No. 33-32620) of our report dated December 7, 1998, on our audit of the financial statements and financial highlights of The Sheffield Funds, Inc., appearing in the Registrant's 1998 Annual Report which is included in the Post-Effective Amendment to the Registration Statement. We also consent to the reference of our Firm under the captions "Condensed Financial Information" in the Prospectus and "Miscellaneous - Independent Accountants" in the
Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Atlanta, Georgia
December 29, 1998